STRATEGIC STORAGE TRUST VI, INC.

Insider Trading Policy Statement

General

It is the policy of Strategic Storage Trust VI, Inc. (the “Company”) that no director, officer, employee, agent, or representative of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer, employee, agent, or representative of the Company who, in the course of working for the Company, learns of material nonpublic information about a subsidiary or other affiliate of the Company or a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

The board of directors of the Company has adopted this insider trading policy to:

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help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information (which could result, for example, when a director or an executive officer engages in a trade while unaware of a pending material development);
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assist directors and executive officers in complying with their SEC Forms 3, 4, 5 and 144 filing obligations, including particularly the two-day Form 4 filing requirement; and
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help directors and executive officers avoid inadvertent “short swing” (i.e., six months) profit liability.

This policy applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), such other persons as may be designated from time to time and informed of such status by the Company’s Compliance Officer (“covered persons”), and any family and any household members of directors, executive officers, and other covered persons.

It is important that directors, executive officers, and any other employees, agents, or representatives of the Company understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (“SEC”) investigates and is very effective at detecting insider trading. The SEC, together with the U.S. Attorney’s Office, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is the obligation of the Company’s directors,

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executive officers, employees, agents, and representatives to understand and comply with this policy. Please contact Nicholas M. Look, the Compliance Officer, at (877) 327-3485 if there are any questions regarding this policy.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, (3) civil fines of up to three times the profit gained or loss avoided, and (4) injunctive actions. In addition, punitive damages may be imposed under applicable state laws.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this policy may also subject such person to the Company-imposed sanctions, including dismissal for cause, whether or not the failure to comply with this policy results in a violation of law.

Scope and Pre-Clearance Procedures

Directors, executive officers, and other covered persons of the Company, together with their family members, may not engage in any transaction in the Company’s securities (including a stock plan transaction such as an option exercise, gift, loan, pledge, hedge, contribution to a trust, or any other transfer) at any time without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least five business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. The Compliance Officer may not trade in securities of the Company unless the Chief Executive Officer has approved the trade in accordance with the procedures set forth in this policy.

The Company’s insider trading policy generally does not apply to the issuance of restricted stock to an officer or director or the exercise of a stock option by an officer or an independent director pursuant to the Employee and Director Long-Term Incentive Plan of the Company (the “LTIP”). The policy does apply, however, to the subsequent sale of any such restricted stock granted or stock received upon the exercise of an option, as well as the sale of stock as part of a broker-assisted cashless exercise of an option or to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

In addition, the Company’s insider trading policy does not apply to purchases of Company stock under the Company’s distribution reinvestment plan resulting from the reinvestment of distributions paid on Company securities. The policy does apply, however, to elections to participate in the distribution reinvestment plan or increases in the level of participation in the distribution reinvestment plan. The policy also applies to sales of any Company stock purchased pursuant to the distribution reinvestment plan.

The failure of a director, officer, agent, or representative to comply with the Company’s insider trading policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law.

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Event-Specific Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers, or other employees, agents, or representatives of the Company. So long as the event remains material and nonpublic, persons who are aware of the event and any executive officers and directors may not trade in securities of the Company. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, an employee, executive officer, or director requests permission to trade in securities of the Company during an event-specific blackout, the Compliance Officer will inform the requesting person of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Post-Termination Transactions

If a director, executive officer, employee, agent, or representative of the Company is aware of material nonpublic information when that person has terminated service with the Company, such person may not trade in securities of the Company until that information has become public or is no longer material. In all other respects, the procedures set forth in this policy will cease to apply to such persons.

Filing of Section 16 Reports

Upon the Company registering to become a reporting Company under the Exchange Act by filing a Form 8-A, the SEC’s rules under Section 16(a) of the Exchange Act impose reporting requirements on executive officers, directors, and 10% stockholders. If there is any change in ownership by an executive officer, director, or 10% stockholder of Company stock at any time, other than through certain exempt Company benefit plans, such person will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction.

Executive officers, directors, and 10% stockholders are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited. Coupled with the complexity of determining the time for filing reports in the situations described above, the need to pre-clear with the Compliance Officer all transactions that executive officers, directors, and 10% stockholders may contemplate is essential to our ability to assist such persons in making the proper filings in the required time frames.

Under SEC rules, the preparation and filing of Section 16(a) reports is solely the responsibility of the directors, executive officers, and 10% stockholders. However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules, the Company has determined that it is prudent to provide such persons with assistance in preparing and filing their reports. In this regard, the Company’s Secretary, Nicholas M. Look, has been designated as the Company’s Filing Coordinator and can assist all executive officers and directors in preparing, reviewing, and filing all Forms 3, 4, and 5.

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